EXHIBIT 10.3

                                Billy Dead, Inc.
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068

                                December 1, 2002

     Dan Aloni
     UTA
     9560 Wilshire Boulevard, Suite 500
     Beverly Hills, California 90212

     Craig Emanuel, Esq.
     Loeb & Loeb LLP
     10100 Santa Monica Boulevard
     22nd Floor
     Los Angeles, California 90067

     Re: "Billy Dead" - Sidetracked Productions, Inc. (f/s/o Keith Gordon) - DEAL MEMO

     Dear Dan and Craig:

     Below please find the principal terms of the agreement between Billy Dead, Inc. ("Company") and Sidetracked Productions, Inc. (Fed ID# 13-3299362) ("Lender") for the services of Keith Gordon ("Gordon") in connection with the theatrical motion picture currently entitled "Billy Dead" (the "Picture"). This agreement shall be referred to herein as the "Deal Letter," and Lender and Gordon shall be referred to herein, individually and collectively, as "Director."

      1. Conditions Precedent: Director's obligations hereunder are subject to the satisfaction of all of the following:

            a. Signature and delivery of this Agreement by Director and Company;

            b. Director's approval of the specific amount of money to be raised as financing for (i) the budget of the Picture; and (ii) additional costs and funds to be available in connection with the project;

            c. Director's receipt of stock certificates of Company; and

            d. Director's approval of the budget of the Picture. As of February 25, 2003, the tentative budget of the Picture is approximately $6.1 million, and remains subject to adjustment and Director's approval.

      2. Fixed Directing Fee: Fixed Director Fee shall be $250,000 and shall be on a most favored nations basis with all cast engaged in connection with the Picture (e.g., no cast member shall receive a higher fee for their services on the Picture than Director). The Fixed Director Fee shall be payable to Lender on a customary 20/60/10/10% basis over pre-production/principal photography/delivery of Director's first cut/delivery of the answer print (with the pre-production and principal photography payments made in approximately equal weekly installments).

      3. Fringes: Company shall pay all fringes on the amount set forth in Paragraph 2 above as required by worker's compensation laws and the DGA Minimum Basic Agreement. Company shall be and remain signatory to the DGA Basic Agreement.


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      4. Contingent Compensation: Company shall issue to Director 270,000 shares of Company's common stock as "founders' stock" upon payment by Director of the sum of $270.00 (i.e., $.001 per share) (which issuance shall be as soon as practicable). The aforesaid price per share shall be the same as that of the "founders' stock" issued to the other founders of Company. Director's 270,000 total shares of common stock will represent 30% of the common stock outstanding. In addition, Lender shall be entitled to receive a participation (the "Participation") equal to 3.75% of 100% of the "Adjusted Gross Receipts" derived from the Picture. As used herein, "Adjusted Gross Receipts" means 100% of the gross receipts derived by Company (including any parent, affiliate and subsidiary) from the distribution and exploitation of the Picture (including any and all ancillary rights therein), less Company's actual, direct, out-of-pocket expenses in connection therewith. The definition of Lender's Participation shall be no less favorable than the definition of the participation (however denominated) payable to any other person or company granting rights or rendering services in connection with the Picture. For the avoidance of doubt, except to the extent necessary to set up a reserve to cover reasonably anticipated ongoing operating expenses for Company, including, without limitation, payment of legal and accounting fees, office expenses and the like, Company shall not be entitled to charge distribution, sales, administrative or other fees on the revenues derived from the Picture and/or any ancillary rights therein, nor shall Company be entitled to charge overhead or any other indirect or similar cost (whether set forth in the budget for the Picture or payable out of the revenues derived from the Picture) without Director's prior written consent. Subject to the foregoing, Adjusted Gross Receipts shall be defined as set forth in Exhibit A ("Short Form Definition of Participant's Net Profits") attached hereto; and Company represents and warrants that the definition set forth on Exhibit A is and shall remain applicable to all persons and companies receiving a Participation in the revenues derived from the Picture (i.e., no one shall receive a more favorable definition).

      If Director resigns as Director of the Picture (other than for Company's breach) or is terminated by Company for "cause" (including Director's death or disability) prior to the completion of his duties, his Participation shall be reduced; and a portion of his 270,000 shares of common stock shall be subject to Company's re-purchase at a nominal fee of $.001 per share as set forth below. Director shall be deemed to be vested for (and remain entitled to receive) that percentage of Director's Participation and shall be entitled to retain that percentage of his 270,000 shares of common stock that equals the percentage of the Fixed Director Fee that shall have accrued in accordance with Paragraph 2 above prior to the date that Director resigns or is terminated (as aforesaid).

      It is the intention of Director and Company to establish a mutually approved third party Collection Account into which all revenues derived from distribution and exploitation of the Picture and ancillary rights therein by the distributors and licensees of the Picture and said ancillary rights shall be irrevocably directed, to pay the parties hereto acknowledging that the agreement of third party financiers will be required in connection therewith.

      5. No Crediting of Overscale or Contingent Compensation Against Residuals:
Company shall not offset or credit any overscale or contingent compensation against residual or supplemental market payments to which Director may become entitled under the DGA nor shall Company credit any of same residual or supplemental market payments against any contingent compensation to which Director may become entitled under Paragraph 4 above.

      6. Start Date/Exclusive Services: The designation of the start date shall be subject to the mutual approval of Company and Director. Director's services shall be exclusive commencing eight (8) weeks prior to the scheduled start date through completion of Director's last contractual cut of the Picture; and at all other times Director's services shall be rendered on a non-exclusive, first-priority basis through delivery of the final answer print of the Picture.

      7. Pay-or-Play: Director shall become pay-or-play for the Fixed Directing Fee upon (1) mutual approval of the final direct cost budget and the final production schedule, (2) mutual approval of


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the script (Company and Director acknowledge approval of the current draft by
Director dated as of June 11, 2001), and (3) Company's securing of financing (including a completion bond). Notwithstanding the foregoing, Director shall become pay-or-play not later than at such time as any cast member becoming pay-or-play or upon commencement of pre-production of the Picture, whichever is earlier. If Company has not secured 100% of the financing of the Picture within 90 days of the Company's Initial Public Offering being declared effective by the Securities and Exchange Commission ("Effective Date"), Director shall have the option to renew this Agreement for an additional 90 days. If the Director decides not to renew this Agreement, or if the Company has not secured 100% of the financing of the Picture within the renewal period (i.e., 180 days after the Effective Date), than any and all rights previously held by the Director in connection with the Picture and/or the screenplay written by Director shall revert to Director and Director shall have no further obligation to Company hereunder. Additionally, unless and until Director is made "pay-or-play", Director shall be free to work for third parties and/or take another job.

      8. Director's Inducement Letter: Director acknowledges that he will be required to execute a customary inducement letter for the benefit of the completion bond company in connection with the issuance of a completion bond for the Picture; and Director agrees to execute an inducement letter customary and appropriate for a director receiving "final cut" of a theatrical motion picture; provided, that such inducement letter will be subject to good faith negotiation between Director and said bond company within customary parameters and shall contain provisions prohibiting Director's removal from the Picture in the absence of material uncured breach or Director's disability during the term of Director's exclusive services on the Picture beyond a specified number of weeks, as well as other customary protections for "final cut" directors contained in such inducement letters.

      9. Cuts & Previews/Right of Final Cut: In addition to Director's cutting and preview rights under the DGA Minimum Basic Agreement, Director shall have the right of final cut of the Picture. Such final cut right shall also extend to the video and DVD versions of the Picture.

      10. Approvals, Consultations and Controls:

            a. Cast - Director shall have final approval as to the selection of principal and key supporting cast. Company and Director acknowledge approval of Ethan Hawke in the lead male role of "Ray Johnson". Notwithstanding, Director's approval rights, the parties acknowledge and agree that the engagement of the personnel (and replacements thereof as applicable) designated by Director hereunder shall be subject to the budgetary parameters for such personnel as approved pursuant to Paragraph 1.

            b. Key Crew - Director shall have final approval over key crew (including replacements thereof) including but not limited to the composer, casting director and all department heads. Notwithstanding the foregoing, the following individuals are pre-approved by Company and
      Director: (i) Tom Richmond, as director of photography. Notwithstanding, Director's approval rights in this Paragraph 10, the parties acknowledge and agree that the engagement of the personnel (and replacements thereof as applicable) designated by Director hereunder shall be subject to the budgetary parameters for such personnel as approved pursuant to Paragraph 1.

            c. Locations - Director shall have final approval over principal shooting locations. Notwithstanding Director's approval rights in this Paragraph 10, the parties acknowledge and agree that the locations designated by Director hereunder shall be subject to the budgetary parameters of the Picture approved pursuant to Paragraph 1.

            d. Approval of Distribution Deal - Director, who will also work as a producer on the film, shall work in consultation with the Picture's other principal Producer(s), in order to recommend to the Company any distribution deals for the Picture with a third party licensee or purchaser. "Producer" in this context shall mean only those persons credited as "Produced by" on


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      the film, and not `associate producers,' `executive producers,' or other similarly credited personnel. The parties acknowledge and agree that the final management approval of any such distribution recommendation must be made by the Company in accordance with Delaware Law and the Company's charter. Collectively, Producers shall have the exclusive right to make any such distribution recommendations to the Company, and the Company agrees not to enter into any distribution deals without such recommendations. Company (and its domestic distributor) shall meaningfully consult with Director with respect to the initial US theatrical advertising campaign and release pattern (subject to the exigencies of distribution) and with respect to the exhibition of the Picture at film festivals. Notwithstanding anything to the contrary contained herein, Director's right of final cut on the Picture shall be final and binding on any third party assignee or designee who assumes the rights and/or obligations of this Deal Letter or the Picture.

      11. Credit: Subject to Director completing all material directing services hereunder, (i) individual "Directed By" credit per DGA, on screen in the main titles, and in paid ads (billing block portion), with size and excluded ad tie to individual producers; (ii) possessory credit substantially in the form "A Film By Keith Gordon", before or above the title of the Picture on screen in the main titles, and in paid ads (billing block portion), with size and excluded ad tie to production company credits; and (iii) a "Produced By" credit, on screen and in paid ads (billing block portion) shared with Julie Lynn in second position, Gordon in first position, and no other person(s) accorded individual "Produced by" credit, with size and excluded ad tie to all other producers. In the event that any cast member, Company and/or any production company is accorded credit (including, without limitation, a presentation credit to a financier or distributor) in the artwork portion of any paid or excluded advertising, then Director shall receive his possessory credit in the artwork portion of such paid or excluded advertising in the same size.

      12. Office and Assistant/Trailer: Company to provide Director with an exclusive office and an exclusive assistant for Director's use while rendering exclusive services. During the period of Director's post-production services said office and assistant may be shared by Director and Julie Lynn until delivery of the final answer print of the Picture. Company shall provide a trailer for Director while on location which shall be of first-class quality, subject to budgetary parameters and location exigencies.

      13. Travel and Expenses: If Director is required to travel more than 50 miles outside of the Los Angeles area, then Company shall provide Director with travel and expenses to be negotiated good faith as permitted in the Budget; provided, however, no other individual rendering services in connection with the Picture shall receive more favorable travel expenses than Director without Director's approval.

      14. Video/DVD/35mm Print: Provided Director executes Company's standard use-restriction letter, then if and when commercially available, Company shall provide Director with five (5) videocassettes and five (5) DVDs of the Picture, and also when available one (1) 35mm print (a so-called "wetgate" print) of the Picture, for his personal use only.

      15. Guild Agreements: The DGA Minimum Basic Agreement and the Writers Guild of America Basic Agreement shall be applicable to this engagement and Company shall become and remain signatory to each.

      16. First Opportunity Rights for Subsequent Productions: Subject to standard terms and conditions to be negotiated in the long form agreement pertaining to this first opportunity right, Director shall have the right of first opportunity to direct any and all derivative projects (i.e., projects based in whole or in part on the Picture or the screenplay therefor), including, without limitation, any theatrical sequel, prequel or remake (either, a "Subsequent Theatrical Production"), and any television pilot, mini-series or movie-of-the-week (either, a "Subsequent TV Production"). Company shall negotiate in good faith with Director for his directing services for the first Subsequent Theatrical Production upon financial terms for his directing services no less favorable than the financial terms hereunder for his


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directing services for the Picture, and any agreement for either the initial
Subsequent Theatrical Production or Subsequent TV Production shall contain a provision substantially similar to this.

      17. Insurance: Director shall be covered as an additional insured on Company's errors and omissions insurance policy and under a general liability insurance policy in connection with the Picture.

      18. Premieres: Provided the Picture is completed with Director and he is not in material breach, Director and his non-business-related companion shall be invited to all United States celebrity premieres (if any) of the Picture and all domestic and international film festivals in which the Picture is to be screened. If any of said premieres are more than 50 miles from Director's then permanent residence, then with respect to one (1) such premiere (of Company's choice), Director shall be entitled to first-class round trip transportation for Director and his non-business-related companion, a first class hotel room for one night and a per diem to be negotiated in good faith (but in no event less than any actors who attend such premiere). With respect to any said festivals which are more than 50 miles from Director's then-permanent residence, Company shall use its best efforts to cause the distributor of the Picture in the territory where said festival is occurring to provide the foregoing first-class round-trip transportation for Director and his non-business-related companion and the same first-class hotel room and an appropriate per diem as set forth above for the appropriate number of nights shall, at a minimum, include such provisions in any distribution agreement covering the United States and each of the major European territories (including a provision requiring that Director receive no less favorable transportation, accommodation and expense provisions than any actors who attend such festival).

      19. Transfer of Picture to DVD and Video: Provided Director is available as, when and where reasonably required, Director shall have the opportunity to supervise (which right shall be shared with the domestic home video distributor of the Picture) the transfer of the Picture to DVD or videocassette for no additional compensation, pursuant to the DGA Minimum Basic Agreement, but with Director furnished with first-class round-trip transportation, accommodations and expenses; provided, that in the event that Director is outside the United States at the time such services are required, the domestic home video distributor of the Picture need not pay to transport Director back to the United States. Company shall require in its agreement with the domestic home video distributor of the Picture for the express benefit of Director a provision requiring good faith efforts to schedule the transfer at a time that is reasonably convenient for Director upon not less than three (3) months prior advance notice as to the time and place where such transfer is intended to occur; provided, that Company and the home video distributor of the Picture shall use best efforts in the event of Director's unavailability to postpone the transfer until a time when Director shall be available to exercise the foregoing supervisory rights. In addition, and provided Director is available as, when and where reasonably required (subject to the same provisions set forth above), Director shall have the opportunity to supervise the creation of the television version of the Picture intended for the United States market.

      20. Non-Liability of Director/Company Indemnification of Director: As a material condition of Director entering into this Agreement, Company hereby acknowledges and agrees that, except as set forth in Paragraph 21 below (where Lender is obligated to defend and indemnify Company), Company shall defend and indemnify Director in connection with any and all claims arising from the development, financing, production, distribution and exploitation of the Picture. Company acknowledges that the Picture and the screenplay therefor is based on a book not written by Director (and for whose contents and in connection with whose acquisition of motion picture rights Director had and has no knowledge, participation or responsibility) and agrees that Director is an employee for hire of Company and shall have no liability or obligation with respect to any third party claims arising in connection with the Picture. Company shall establish a legal contingency fund of a minimum of $100,000 to cover any legal costs and expenses in connection with third party legal claims or otherwise, and Company will maintain E&O and General Liability.


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      21. Warranty and Indemnification: Except for material taken from the book on which the screenplay and Picture are to be based, and subject to Article 28 of the WGA Basic Agreement, any material created, composed, submitted, added or interpolated by Director hereunder (other than at Company's express direction) in the screenplay and/or the Picture shall be wholly original with Director and, to the best of Director's knowledge, shall not infringe upon or violate the copyright, literary, dramatic or photoplay rights, the right of privacy or publicity of, nor constitute a liable or slander against, nor violate any common law rights or any other rights of any person, firm or corporation. Lender agrees to indemnify Company, its successors, assigns, licensees, employees and agents and hold them harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable outside attorneys' fees), judgment, penalties arising out of the breach by Lender of any representation, warranty or covenant made under this Deal Letter.

      22. Formal Agreement/Governing Law: The parties contemplate that they shall enter Into a long-form agreement (including Company's Standard Terms and Conditions and Exhibit Defined Proceeds) (the "Long-Form Agreement") for Director's services which shall include terms and conditions customary in the theatrical motion picture industry, to be negotiated by the parties in good faith consistent with Director's precedent and stature. Until the Long-Form Agreement has been executed by the parties (at which time it shall supersede this Deal Letter), this Deal Letter shall represent the complete understanding of the parties and constitute the binding agreement between them to be construed and governed in accordance with the laws of the State of California applicable to contracts negotiated, executed and wholly to be performed therein, without regard to principles of conflicts of laws.

      Should the foregoing meet with your approval, please have Mr. Gordon sign in the space provided below.

                                   Sincerely,


                                   /s/ JULIE LYNN
                                   --------------------------------
                                         (Julie Lynn)
                                   BILLY DEAD, INC.

      AGREED AND ACCEPTED:
      -------------------

      Sidetracked Productions, Inc. (f/s/o Keith Gordon)
      Federal Id#13-3299362

      By:  /s/ KEITH GORDON
         ----------------------------------
            (Keith Gordon)


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                                    EXHIBIT A

                    Short Form Definition of Participant's Net Profits

Participant shall be entitled to 7.5% of 100% of "Producer's Net Profits," which shall mean 50% of the amount of "Gross Receipts" (defined below) remaining, if any, after deducting therefrom the sum of all capital raised by Billy Dead, Inc. in connection with (a) its Initial Public Offering of Class A Preferred Stock; and (b) any additional financing, distribution, or overhead costs (overhead costs capped at 10% of the returns) incurred by Billy Dead, Inc. in connection with The Picture. "Gross Receipts" shall mean all cash revenues actually received in U.S. currency by Billy Dead, Inc. that are directly attributable to The Picture. Each payment hereunder shall be made within 30 days of the end of each calendar quarter, accompanied by an accounting statement setting forth the calculation thereof. Participant's representatives shall have the right to audit the books and records of Billy Dead, Inc. at any time as to the calculation of Net Profits. In no event will the definition, calculation or payment of Net Profits to Participant be less favorable than that provided to any other participant.

N.B. that 7.5% of 100% of Producer's Net Profits is the equivalent of 3.75% of "Adjusted Gross Receipts" as defined in the attached Deal Letter.


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